Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	October 25, 2012
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FINANCIAL RESULTS FOR THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2012

Consolidated Results of Operations, Three-Month Periods Ended September 30, 2012 and 2011:

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended September 30, 2012, reported net income was $3.0 million, or $.24 per diluted share, as compared to $3.3 million, or $.26 per diluted share, during the third quarter of 2011.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our adjusted funds from operations increased approximately $700,000, or 9%, to $9.0 million, or $.71 per diluted share, during the third quarter of 2012, as compared to $8.3 million, or $.66 per diluted share, during the third quarter of 2011.

As calculated on the attached Supplemental Schedule, after neutralizing the impact of the transaction costs recorded during the third quarter of 2011, our adjusted net income decreased approximately $800,000, or $.06 per diluted share, during the third quarter of 2012 as compared to the comparable quarter of 2011. The decrease was attributable to: (i) a decrease of $1.9 million resulting from the increased depreciation and amortization expense incurred during the third quarter of 2012 resulting from the fair value recognition of the assets and liabilities related to eleven limited liability companies (“LLCs”) of which we purchased the third-party minority ownership interests during the fourth quarter of 2011, as discussed below in Consolidation of LLCs; (ii) an increase of approximately $650,000 from the increased income (before interest expense) generated during the third quarter of 2012 at five medical office buildings (“MOB”) and clinics acquired during 2011 and the first quarter of 2012; (iii) a decrease of approximately $350,000 resulting from an increase in interest expense due primarily to the interest expense incurred on the debt financing related to certain MOBs and clinics acquired during 2011 and the first quarter of 2012 (this increase in interest expense excludes approximately $800,000 of interest expense recorded during the third quarter of 2012 resulting from the consolidation of the previously unconsolidated LLCs of which we purchased the third-party minority ownership interests, as discussed below in Consolidation of LLCs), and; (iv) an increase of approximately $800,000 in other combined net favorable changes resulting primarily from increased income generated at a number of our properties.

The increase of approximately $700,000, or 9%, in adjusted funds from operations during the third quarter of 2012, as compared to the comparable quarter of 2011, was attributable to a $1.5 million increase in the add-back of depreciation and amortization expense, partially offset by the $800,000 decrease in adjusted net income, as discussed above. The increase in the depreciation and amortization expense during the third quarter of 2012, as compared to the comparable quarter of 2011, resulted primarily from the above-mentioned fair value recognition of the assets and liabilities related to eleven LLCs of which we purchased the third-party minority ownership interests during the fourth quarter of 2011.

Consolidated Results of Operations, Nine-Month Periods Ended September 30, 2012 and 2011:

For the nine-month period ended September 30, 2012, reported net income was $15.0 million, or $1.18 per diluted share, as compared to $11.2 million, or $.88 per diluted share, during the nine-month period ended September 30, 2011.

As calculated on the Supplemental Schedule, our adjusted funds from operations increased approximately 6%, or $1.5 million, to $26.1 million, or $2.06 per diluted share, during the first nine months of 2012, as compared to $24.6 million, or $1.95 per diluted share, during the comparable period of 2011.

As calculated on the attached Supplemental Schedule, after neutralizing the impact of the transaction costs incurred during the nine-month periods of each year, as well as the $7.4 million gain recorded during the first quarter of 2012 in connection with the divestiture of an MOB by an LLC in which we previously held a non-controlling, 95% ownership interest, our adjusted net income decreased approximately $3.5 million, or $.28 per diluted share, during the nine-month period ended September 30, 2012 as compared to the comparable period of 2011. The decrease was attributable to: (i) decrease of $5.3 million resulting from the increased depreciation and amortization expense incurred during the first nine months of 2012 resulting from the fair value recognition of the assets and liabilities related to eleven LLCs, as discussed below in Consolidation of LLCs; (ii) an increase of approximately $1.9 million from the increased income (before interest expense) generated during the first nine months of 2012 at five MOBs and clinics acquired during 2011 and the first quarter of 2012; (iii) a decrease of approximately $1.9 million resulting from an increase in interest expense due primarily to the interest expense incurred on the debt financing related to certain MOBs and clinics acquired during 2011 and the first quarter of 2012 and an increase in the average borrowing rate pursuant to our revolving credit facility (this increase in interest expense excludes approximately $2.5 million of interest expense recorded during the first nine months of 2012 resulting from the consolidation of the previously unconsolidated LLCs of which we purchased the third-party minority ownership interests, as discussed below in Consolidation of LLCs), and; (iv) an increase of approximately $1.8 million in other combined net favorable changes resulting primarily from increased income generated at a number of our properties.

The increase of approximately $1.5 million, or 6%, in adjusted funds from operations during the first nine months of 2012, as compared to the comparable period of 2011, was attributable to a $5.0 million increase in the add-back of depreciation and amortization expense, partially offset by the $3.5 million decrease in adjusted net income, as discussed above. The increase in the depreciation and amortization expense during the first nine months of 2012 resulted primarily from the above-mentioned fair value recognition of the assets and liabilities related to eleven LLCs of which we purchased the third-party minority ownership interests during the fourth quarter of 2011.

Dividend Information:

The third quarter dividend of $.615 per share was paid on September 28, 2012.

Capital Resources Information:

At September 30, 2012, we had $83.0 million of borrowings outstanding under our $150 million revolving credit agreement and $53.4 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

At September 30, 2012, we had $25.9 million of gross proceeds remaining for issuance pursuant to our $50 million at-the-market equity issuance program. There were no shares issued pursuant to the program during the first nine months of 2012.

Acquisition, Divestiture and Construction Activity:

During 2012 to date, we have completed the following transactions/agreement:

•

In October, 2012, 575 Hardy Investors, an LLC in which we owned a 90% non-controlling ownership interest, completed the divestiture of the Centinela Medical Building Complex located in Inglewood, California. Including the repayment to us of a previously provided $8 million member loan, the divestiture by this LLC generated approximately $11.2 million of cash proceeds to us, net of closing costs and the minority members’ share of the proceeds. This divestiture is expected to result in a gain, which will be recorded during the fourth quarter of 2012, which is not expected to have a material impact on our financial statements.

•

During the third quarter of 2012, we entered into an agreement whereby we will own a 95% non-controlling ownership interest in FTX MOB Phase II LP, which will build and own a newly constructed MOB, consisting of approximately 30,000 rentable square feet, located in Forney, Texas. This MOB is expected to be completed and opened during the first quarter of 2013.

•

In February, 2012, Canyon Healthcare Properties, an LLC in which we owned a 95% non-controlling ownership interest, completed the divestiture of the Canyon Springs Medical Plaza. The divestiture by this LLC generated approximately $8.1 million of cash proceeds to us, net of the buyer’s assumption of the property’s third-party mortgage, closing costs and the minority members’ share of the proceeds. This divestiture resulted in a gain of $7.4 million which is included in our financial results during the first nine months of 2012.

•

In January, 2012, we purchased, as part of a planned, like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code, the PeaceHealth Medical Clinic, a single-tenant medical office building consisting of approximately 99,000 rentable square feet, located in Bellingham, Washington. The property was purchased for approximately $30.4 million, including the assumption of approximately $22.4 million of third-party financing.

Consolidation of LLCs:

As mentioned above, in December, 2011, we purchased the third-party minority ownership interests in eleven LLCs of which we previously held non-controlling, majority ownership interests ranging from 85% to 99%. As a result, we now own 100% of each of these entities and began recording their financial results in our financial statements on a consolidated basis. Prior to December, 2011, the financial results of these LLCs were included in our financial statements on an unconsolidated basis under the equity method of accounting. Other than no longer providing for the third-party’s share of the operating results of these entities, there was no material impact to our net income as a result of the consolidation of these entities.

Reflected below are the aggregate operating results for these entities for the three and nine-month periods ended September 30, 2012 (amounts in thousands). As noted above, included in the depreciation and amortization expense for the three and nine-month periods ended September 30, 2012, was $1.9 million and $5.3 million, respectively, of additional expense resulting from the fair value recognition of the assets and liabilities related to these LLCs at the time of our purchase of the third-party minority ownership interests.

	Three months ended September 30, 2012	Nine months ended September 30, 2012
Revenues:
Base rental - UHS facilities	$485	$1,444
Base rental - Non-related parties	2,970	8,918
Tenant reimbursements and other - Non-related parties	1,043	3,100
Tenant reimbursements and other - UHS facilities	90	258

	4,588	13,720

Expenses:
Depreciation and amortization	2,836	8,304
Other operating expenses	1,831	5,586

	4,667	13,890

Loss before interest expense	(79)	(170)
Interest expense, net	(812)	(2,512)

Net loss	($891)	($2,682)

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have investments in fifty-three properties located in fifteen states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2011 and in Item 2-Forward-Looking Statements and Risk Factors in our Form 10-Q for the quarterly period ended June 30, 2012), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, and adjusted funds from operations (“AFFO”) and AFFO per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. AFFO was also computed for the three and nine-month periods ended September 30, 2012 and 2011, as reflected on the Supplemental Schedules and discussed herein, since we believe it is helpful to our investors since it adjusts for the effect of a gain on divestiture of property owned by an unconsolidated LLC and transaction costs related to an acquisition, both of which occurred during the first nine months of 2012. FFO/AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO/AFFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO/AFFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2011 and our Report on Form 10-Q for the quarterly period ended June 30, 2012. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2012 and 2011

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Revenues:
Base rental - UHS facilities	$4,068	$3,266	$11,556	$9,788
Base rental - Non-related parties	6,623	2,676	20,265	6,727
Bonus rental - UHS facilities	955	1,013	3,109	3,217
Tenant reimbursements and other - Non-related parties	1,816	421	5,341	1,059
Tenant reimbursements and other - UHS facilities	148	18	356	45

	13,610	7,394	40,627	20,836

Expenses:
Depreciation and amortization	5,263	1,799	15,484	4,841
Advisory fees to UHS	540	525	1,594	1,476
Other operating expenses	3,578	1,424	11,244	3,674
Transaction costs	14	455	663	590

	9,395	4,203	28,985	10,581

Income before equity in income of unconsolidated limited liability companies (“LLCs”), interest expense and gain, net	4,215	3,191	11,642	10,255

Equity in income of unconsolidated LLCs	645	875	1,803	2,377

Gain on divestiture of property owned by an unconsolidated LLC, net	—	—	7,375	—

Interest expense, net	(1,874)	(718)	(5,853)	(1,464)

Net income	$2,986	$3,348	$14,967	$11,168

Basic earnings per share	$0.24	$0.26	$1.18	$0.88

Diluted earnings per share	$0.24	$0.26	$1.18	$0.88

Weighted average number of shares outstanding - Basic	12,666	12,648	12,658	12,643
Weighted average number of share equivalents	10	3	7	5

Weighted average number of shares and equivalents outstanding - Diluted	12,676	12,651	12,665	12,648

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended September 30, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three months ended September 30, 2012		Three months ended September 30, 2011
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$2,986	$0.24	$3,348	$0.26
Adjustments:
Transaction costs	14	—	455	0.04

Subtotal adjustments to net income	14	—	455	0.04

Adjusted net income	$3,000	$0.24	$3,803	$0.30

Calculation of Adjusted Funds From Operations (“AFFO”)

	Three months ended September 30, 2012		Three months ended September 30, 2011
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$2,986	$0.24	$3,348	$0.26
Plus: Depreciation and amortization expense:
Consolidated investments	5,216	0.41	1,770	0.14
Unconsolidated affiliates	827	0.06	2,734	0.22

Funds From Operations (“FFO”)	9,029	0.71	7,852	0.62
Transaction costs	14	—	455	0.04

AFFO	$9,043	$0.71	$8,307	$0.66

Dividend paid per share		$0.615		$0.605

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the nine months ended September 30, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Nine months ended September 30, 2012		Nine months ended September 30, 2011
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$14,967	$1.18	$11,168	$0.88
Adjustments:
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	(7,375)	(0.58)	—	—
Transaction costs	663	0.05	590	0.05

Subtotal adjustments to net income	(6,712)	(0.53)	590	0.05

Adjusted net income	$8,255	$0.65	$11,758	$0.93

Calculation of Adjusted Funds From Operations (“AFFO”)

	Nine months ended September 30, 2012		Nine months ended September 30, 2011
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$14,967	$1.18	$11,168	$0.88
Plus: Depreciation and amortization expense:
Consolidated investments	15,354	1.21	4,739	0.38
Unconsolidated affiliates	2,507	0.20	8,139	0.64
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	(7,375)	(0.58)	—	—

FFO	25,453	2.01	24,046	1.90
Transaction costs	663	0.05	590	0.05

AFFO	$26,116	$2.06	$24,636	$1.95

Dividend paid per share		$1.840		$1.815

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2012	2011
Assets:

Real Estate Investments:
Buildings and improvements	$366,321	$338,648
Accumulated depreciation	(84,186)	(74,865)

	282,135	263,783
Land	27,058	24,850

Net Real Estate Investments	309,193	288,633

Investments in and advances to limited liability companies (“LLCs”)	38,895	33,057

Other Assets:
Cash and cash equivalents	3,151	11,649
Base and bonus rent receivable from UHS	1,963	1,982
Rent receivable - other	3,016	2,056
Intangible assets (net of accumulated amortization of $6.6 million and $1.2 million at September 30, 2012 and December 31, 2011, respectively)	25,645	28,081
Deferred charges, goodwill and other assets, net	6,143	5,471

Total Assets	$388,006	$370,929

Liabilities:

Line of credit borrowings	$83,000	$77,150
Mortgage and other notes payable, non-recourse to us (including net debt premium of $1.4 million and $1.1 million at September 30, 2012 and December 31, 2011, respectively)	116,175	97,686
Accrued interest	541	473
Accrued expenses and other liabilities	4,954	4,984
Tenant reserves, escrows, deposits and prepaid rents	2,234	1,691

Total Liabilities	206,904	181,984

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2012 - 12,685,403 2011 -12,666,824	127	127
Capital in excess of par value	214,092	213,566
Cumulative net income	462,365	447,398
Cumulative dividends	(495,558)	(472,230)

Total Universal Health Realty Income Trust Shareholders’ Equity	181,026	188,861
Non-controlling equity interest	76	84

Total Equity	181,102	188,945

Total Liabilities and Equity	$388,006	$370,929